EXHIBIT 10.24

Execution Copy

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is entered into on the 2nd day of June, 2004, by and between CAMBRIDGE ELECTRIC LIGHT COMPANY, a Massachusetts corporation having its principal place of business at 800 Boylston Street, Boston, Massachusetts 02199 (“Cambridge”), and PITTSFIELD GENERATING COMPANY, L.P. (f/k/a Altresco Pittsfield, L.P.), a Delaware limited partnership with a principal place of business at 235 Merrill Road, Pittsfield, Massachusetts (“Pittsfield”).

W I T N E S S E T H:

WHEREAS, Cambridge and Pittsfield are parties to that certain Power Sale Agreement, dated February 20, 1992, as amended by an Amendment to Power Sale Agreement dated as of November 7, 1994 and a Second Amendment to Power Purchase Agreement dated as of November 21, 1996 (as so amended, the “Power Purchase Agreement”), pursuant to which Pittsfield sells to Cambridge, and Cambridge purchases from Pittsfield, a seventeen and two-tenths per cent (17.2%) entitlement to the capacity and associated electric energy produced by Pittsfield’s facility situated in Pittsfield, Massachusetts (the “Facility”); and

WHEREAS, Pittsfield and Cambridge desire to terminate the Power Purchase Agreement pursuant to, and in accordance with, the terms and provisions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings given to such terms in the Power Purchase Agreement. In addition, the term “Business Day” shall mean a day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are authorized or required by law to close or be closed in Massachusetts.

2. Effectiveness.

2.1. The “Effective Date” shall be the third Business Day after the first date on which all of the following conditions have been satisfied: (i) approval by the Massachusetts Department of Telecommunications and Energy (“DTE”), in form and substance reasonably satisfactory to the parties, of (A) this Agreement, including but not limited to the termination of the Power Purchase Agreement pursuant to the terms hereof, and (B) the full recovery of the Termination Payments through Cambridge’s Transition Charge (as defined under G.L. c. 164, Section 1G), and either (x) the expiration of any appeal periods applicable to such DTE approval, or (y) if an appeal of such approval is filed within any such applicable appeal period, the issuance of a final ruling denying such appeal or resolving such appeal on terms acceptable to both parties (collectively, the “Cambridge Approvals”); (ii) notice of termination (the “FERC Notice”) of the Power

Execution Copy

Purchase Agreement is provided by Pittsfield to the Federal Energy Regulatory Commission (“FERC”) consistent with FERC’s requirements therefore and such FERC Notice becomes effective; (iii) Cambridge and Pittsfield shall have given (or been deemed to have given) notice that the Cambridge Approvals are acceptable pursuant to Section 2.2; and (iv) Cambridge and Pittsfield shall have given (or been deemed to have given) notice that the final order or other determination approving, disapproving or ruling in any way on the FERC Notice is acceptable pursuant to Section 2.3; provided, however, that notwithstanding satisfaction of the foregoing conditions, the Effective Date shall be no earlier than October 1, 2004. Notwithstanding the foregoing, this Agreement shall terminate and be of no further force or effect whatsoever (including, without limitation, the provisions of Sections 3, 4, and 5 hereof) as provided in Section 7.

2.2. No later than five (5) Business Days after the issuance by DTE or any appellate court or other judicial body with jurisdiction over the DTE, of any order or other determination approving, disapproving or ruling in any way on this Agreement, Cambridge shall provide Pittsfield with: (i) written notice of such order or determination including a copy thereof; and (ii) certification of an authorized officer of Cambridge as to whether such order or determination is reasonably acceptable to Cambridge. No later than five (5) Business Days after receipt of such notice and documentation, Pittsfield shall provide Cambridge with a certification of an authorized officer of Pittsfield as to whether such order or determination is reasonably acceptable to Pittsfield. Failure by either party to provide such written certification within five (5) Business Days of a written request by the other party shall constitute certification that such order or determination is reasonably acceptable to such party.

2.3 No later than five (5) Business Days after the issuance by FERC or any appellate court or other judicial body with jurisdiction over the FERC, of any order or other determination approving, disapproving or ruling in any way on the termination of the Power Purchase Agreement, Pittsfield shall provide Cambridge with: (i) written notice of such order or determination including a copy thereof any; and (ii) certification of an authorized officer of Pittsfield as to whether such order or determination is reasonably acceptable to Pittsfield. No later than five (5) Business Days after receipt of such notice and documentation, Cambridge shall provide Pittsfield with a certification of an authorized officer of Cambridge as to whether such order or determination is reasonably acceptable to Cambridge. Failure by either party to provide such written certification within five (5) Business Days of a written request by the other party shall constitute certification that such order or determination is reasonably acceptable to such party.

Execution Copy

3. Termination of Agreements.

3.1. Agreement to Terminate. Pittsfield and Cambridge hereby agree that, effective as of 12:00:01 am eastern time on the Effective Date, the Power Purchase Agreement shall be deemed terminated without any further action being required on the part of either Cambridge or Pittsfield, provided that Pittsfield has received confirmation of the transfer of the initial Termination Payment to be made pursuant to Section 4 of this Agreement. Upon such termination: (i) Cambridge shall have no obligation whatsoever under the Power Purchase Agreement, including, without limitation, any obligation to purchase or accept electric energy or capacity produced by the Facility, and (ii) Pittsfield shall have no obligation whatsoever under the Power Purchase Agreement, including, without limitation, any obligation to sell to Cambridge any electric energy or capacity produced by the Facility. Notwithstanding the preceding sentence and said termination of the Power Purchase Agreement: (a) Cambridge shall remain obligated to make payments to Pittsfield pursuant to the terms of the Power Purchase Agreement on account of any electric energy and capacity produced by the Facility and supplied to Cambridge at any time up to the Effective Date (“PPA Payments”), to the extent that any such amounts remain unpaid on the Effective Date; and (b) Pittsfield shall remain obligated to make any PPA Refunds. “PPA Refunds” shall be any amounts owed by Pittsfield to Cambridge pursuant to the terms of the Power Purchase Agreement on account of adjustments or reconciliations resulting from errors in measuring, or calculating charges for, energy or capacity delivered by Pittsfield to Cambridge at any time up to the Effective Date that Cambridge provides notice of no later than ninety (90) days after the Effective Date. Any disputes regarding PPA Payments and/or PPA Refunds shall be resolved pursuant to the terms of the Power Purchase Agreement. The parties agree to cooperate with each other in taking any and all actions that may be reasonably requested by the other in order to facilitate the approval of this Agreement by the DTE and, if this Agreement is approved by the DTE in for and substance acceptable to the parties, the termination of the Power Purchase Agreement.

3.2. Release of Liens. On the Effective Date, Cambridge shall release and discharge any and all mortgages, security interests, letters of credit and/or other liens (collectively, “Liens”) that it may have on or with respect to the Facility or Pittsfield, including without limitation: (a) the Agreement in Lieu of Second Mortgage dated as of March 20, 1992 among Cambridge, Pittsfield and certain other parties; (b) the Declaration of Easements, Covenants and Restrictions made by Pittsfield and the owner participant under Pittsfield’s lease financing dated March 20, 1992; and (c) the Accommodation Agreement dated as of March 20, 1992 among Pittsfield, Cambridge and certain other parties. Cambridge shall execute and deliver any and all documents and take any further actions that Pittsfield may reasonably request in order to effectively release and discharge all of such Liens.

Execution Copy

4. Payments by Cambridge.

4.1 Termination Payments. For and in consideration of Pittsfield’s agreement to terminate the Power Purchase Agreement, Cambridge shall pay, and hereby promises to pay, to the order of Pittsfield the following monthly payment amounts (collectively, the “Termination Payments”, and individually, each monthly payment a “Termination Payment”); provided that the first Termination Payment shall be due on the Effective Date and shall be equal to (x) the monthly payment amount owed for the month in which the Effective Date occurs multiplied by (y) a fraction, the numerator of which is the number of days remaining in such month (including the Effective Date) and the denominator of which is the number of days in such month.

Calendar Year During Which Termination Payment is Owed	Termination Payment Amount
2004
2005
2006
2007
2008

After the Effective Date, Cambridge shall make Termination Payments on the first Business Day of each calendar month beginning with the month following the month in which the Effective Date occurs and continuing through and including December 1, 2008. Each Termination Payment shall be made by wire transfer to an account designated in writing from time to time by Pittsfield.

4.2 Unconditional Obligation. Cambridge’s obligations to make each Termination Payment when due under this Agreement are subject to the terms and conditions set forth in this Agreement and are otherwise absolute, unconditional and irrevocable and are not subject to cancellation, termination, modification, repudiation, excuse or substitution by Cambridge. Cambridge is not entitled to any abatement, reduction, offset, defense or counterclaim with respect to the obligations to make each Termination Payment when due under this Agreement for any reason whatsoever.

4.3 PPA Payments. Cambridge shall pay Pittsfield for: (a) all energy delivered up to the Effective Date; and (b) any other charges owed by Cambridge pursuant to the Power Purchase Agreement with respect to the month in which the Effective Date occurs, which charges shall be prorated based on the number of days in such month during which the Purchase Power Agreement was in effect.

5. Releases.

5.1. Releases by Cambridge. Effective as of midnight on the Effective Date, Cambridge, for itself, its successors and assigns, hereby releases and forever discharges Pittsfield, the general and limited partners of Pittsfield, all of the officers, directors, employees and agents of Pittsfield and all of the partners, officers, directors, employees

Execution Copy

and agents of the general or limited partners of Pittsfield (collectively, for purposes of this Section 5.1, the “Pittsfield Released Parties”) from any and all claims, demands, actions, causes of action, accounts, covenants, contracts, torts, agreements, obligations, debts, suits, judgments, executions, sums, damages, or liabilities whatsoever in law or equity, whether known or unknown to Cambridge, which Cambridge, its successors and assigns ever had, now have or may ever have for, upon or by reason of any matter, cause, circumstance or fact whatsoever existing at any time from the beginning of the world to and including the Effective Date, against any and all of the Pittsfield Released Parties related to or arising under the Power Purchase Agreement; provided, however, that Cambridge does not hereby release Pittsfield from: (i) any of Pittsfield’s obligations under this Agreement; or (ii) any of Pittsfield’s obligations to pay PPA Refunds.

5.2. Release by Pittsfield. Effective as of midnight on the Effective Date, Pittsfield, for itself, its successors and assigns, hereby releases and forever discharges Cambridge and its officers, directors, employees and agents (collectively, for purposes of this Section 5.2, the “Cambridge Released Parties”) from any and all claims; demands, actions, causes of action, accounts, covenants, contracts, torts, agreements, obligations, debts, suits, judgments, executions, sums, damages, or liabilities whatsoever in law or equity, whether known or unknown to Pittsfield, which Pittsfield, its successors and assigns ever had, now have or may ever have for, upon or by reason of any matter, cause, circumstance or fact whatsoever existing at any time from the beginning of the world to and including the Effective Date, against any and all of the Cambridge Released Parties related to or arising under the Power Purchase Agreement; provided, however, that Pittsfield does not hereby release Cambridge from: (i) any of Cambridge’s obligations under this Agreement; or (ii) any of Cambridge’s obligations to pay PPA Payments.

6. Consent of Regulatory Bodies.

6.1 Consent of the DTE. Cambridge shall: (i) within thirty (30) days of the date of this Agreement file a copy of this Agreement with the DTE together with a request for approval of the same; (ii) exercise all commercially reasonable efforts to obtain an expedited review by the DTE of this Agreement and the termination of the Power Purchase Agreement pursuant hereto; and (iii) exercise all commercially reasonable efforts to secure the DTE’s approval of this Agreement, the termination of the Power Purchase Agreement, and the full recovery of the Termination Payments through Cambridge’s Transition Charge. Cambridge agrees to provide Pittsfield with a draft of the proposed request for approval of this Agreement to be filed with the DTE at least five (5) days prior to its submission to the DTE, to consider modifications to such request that are suggested by Pittsfield, and to generally consult with Pittsfield prior to filing such request; provided that the draft provided Cambridge may exclude: (a) competitive, proprietary or confidential information relating to other power purchase agreements; and (b) information relating to the Power Purchase Agreement which is being submitted to the DTE on a confidential basis. Pittsfield hereby agrees to diligently cooperate with, to not oppose or protest, and to use all commercially reasonable efforts to assist Cambridge with respect to the Cambridge Approvals, said cooperation and commercially reasonable efforts to include, without limitation: (i) providing any information or supporting

Execution Copy

documentation as may be reasonably required to establish to the satisfaction of the DTE that the payment to be made hereunder is reasonable and prudent; and (ii) making its employees or agents reasonably available for any appearance before the DTE that may be required by the DTE.

6.2 Notice to FERC. Pittsfield shall: (i) within thirty (30) days of the date of this Agreement, file the FERC Notice in accordance with FERC regulations and procedures; and (ii) exercise all commercially reasonable efforts to secure that FERC deems such notice effective as of the earliest date feasible. Pittsfield agrees to provide Cambridge with a draft of the proposed FERC Notice at least five (5) days prior to its submission to the FERC, to consider modifications to such FERC Notice that are suggested by Cambridge, and to generally consult with Cambridge prior to filing such notice. Cambridge hereby agrees to diligently cooperate with, to not oppose or protest, and to use all commercially reasonable efforts to assist Pittsfield with respect to the FERC Notice, said cooperation and commercially reasonable efforts to include, without limitation, providing any information or supporting documentation as may be reasonably required by Pittsfield.

7. Termination; Remedies.

7.1 Pittsfield may terminate this Agreement on written notice to Cambridge if the Effective Date has not occurred by January 3, 2005.

7.2 Cambridge may terminate this Agreement on written notice to Pittsfield if, despite Cambridge’s compliance with Section 6, the Effective Date has not occurred by January 3, 2005.

7.3 Upon any termination under Section 7.1 or 7.2: (i) this Agreement shall terminate and be of no further force or effect whatsoever (including, without limitation, the provisions of Sections 3, 4, and 5 hereof); and (ii) each of the Power Purchase Agreement, and the Liens shall continue in full force and effect and shall remain the valid and binding obligation of each party thereto enforceable against each such party in accordance with their terms.

7.4 Without limiting other remedies available to Pittsfield or Cambridge, if Cambridge fails to make any Termination Payment or other payments required pursuant to this Agreement, as and when such payments are due in accordance with the terms hereof interest shall accrue on any such unpaid amounts at an annual rate of interest equal to the prime rate of interest on commercial loans then in effect at Bank of America plus six hundred (600) basis points, compounded daily. In addition, to the extent any such amounts remain unpaid for a period of ten (10) Business Days following notice of such failure by Pittsfield, Cambridge shall be obligated to post security in the form of a segregated cash collateral account or a letter of credit in form and substance and held by an agent or issued by an issuer, as applicable, reasonably acceptable to Pittsfield, in an amount equal to two (2) Termination Payments (            ). Such security shall be available for drawing by Pittsfield in an amount or amounts equal to overdue sums

Execution Copy

(including interest thereon) owed by Cambridge; provided that in the event Pittsfield makes a drawing of any such security as permitted hereunder, Cambridge shall replenish the amount of such security to the value specified above. In addition, if Pittsfield incurs any costs (including but not limited to internal costs and attorneys’ fees) in order to collect overdue amounts owed hereunder (other than PPA Payments) or to enforce its right to obtain security as provided herein, Cambridge shall reimburse Pittsfield for any reasonable costs incurred in connection with such collection efforts no later than ten (10) days after submission by Pittsfield of any invoice accompanied by reasonable supporting documentation.

8. Facility Status. After the Effective Date, Pittsfield, at its sole discretion, may sell, modify, close, or utilize the Facility for sales to others.

9. Stay. As of the date of this Agreement, any and all notices of any breaches, events of default or disputes under the Power Purchase Agreement shall be stayed, without prejudice. The parties agree further not to submit any such notices unless and until this Agreement is terminated. Nothing contained herein shall prejudice either party’s right to pursue any claim(s) arising after the date of this Agreement for PPA Payments or PPA Refunds, or any claim so stayed to the extent this Agreement is terminated.

10. Representations and Warranties.

10.1 Cambridge’s Representations and Warranties. Cambridge represents and warrants to Pittsfield that:

(A)	It has all requisite power and authority (including full corporate power and legal authority) to execute and deliver this Agreement, and subject to receipt of the Cambridge Approvals, to perform its obligations hereunder;

(B)	All necessary action has been taken to authorize the execution, delivery and performance by Cambridge of this Agreement and this Agreement constitutes the valid, legal, and binding commitment of Cambridge and is fully enforceable against Cambridge in accordance with the terms hereof;

(C)	Cambridge’s execution, delivery, and performance of this Agreement have been duly authorized by or are in accordance with its corporate charter, bylaws, and other organizational documents and constitutes Cambridge’s legal, valid, and binding 5 obligation;

(D)	The person executing this Agreement is duly authorized to do so by Cambridge’s governing body;

Execution Copy

(E)	There is no action, suit or proceeding, at law or in equity, nor is there any official investigation pending or, to the best of Cambridge’s knowledge, threatened against Cambridge wherein an unfavorable decision, ruling or finding would adversely affect the performance by Cambridge of its obligations hereunder or which, in any way, calls into question or may adversely and materially affect the validity or enforceability of this Agreement;

(F)	Subject to Cambridge’s obtaining the Cambridge Approvals and Pittsfield’s proper filing of the FERC Notice, neither the execution or delivery of this Agreement nor performance by Cambridge of the transactions contemplated hereby will: (1) conflict with or violate any provision of Cambridge’s corporate charter or bylaws; or (2) conflict with, violate or result in a breach of any duty under any applicable constitution, law, judgment, regulation, or order of any governmental authority;

(G)	Except for the Cambridge Approvals and FERC Notice, no approval, authorization, order or consent of, or declaration, registration or filing with any governmental authority is required for the valid execution, delivery and performance of this Agreement by Cambridge; and

(H)	Cambridge’s execution, delivery and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any agreement, lease, or instrument to which it is a party or by which it is bound as of the date hereof.

10.2 Pittsfield’s Representations and Warranties. Pittsfield represents and warrants to Cambridge that:

(A)	It has all requisite power and authority (including full corporate power and legal authority) to execute and deliver this Agreement, and, subject to the effectiveness of the FERC Notice, to perform its obligations hereunder;

(B)	All necessary action has been taken to authorize the execution, delivery and performance by Pittsfield of this Agreement and this Agreement constitutes the valid, legal, and binding commitment of Pittsfield and is fully enforceable against Pittsfield in accordance with the terms hereof;

(C)	Pittsfield’s execution, delivery, and performance of this Agreement have been duly authorized by or are in accordance with its corporate charter, bylaws, and other organizational documents and constitutes Pittsfield’s legal, valid, and binding obligation;

Execution Copy

(D)	The person executing this Agreement is duly authorized to do so by Pittsfield’s governing body;

(E)	There is no action, suit or proceeding, at law or in equity, nor is there any official investigation pending or, to the best of Pittsfield’s knowledge, threatened against Pittsfield wherein an unfavorable decision, ruling or finding would adversely affect the performance by Pittsfield of its obligations hereunder or which, in any way, calls into question or may adversely and materially affect the validity or enforceability of this Agreement;

(F)	Neither the execution or delivery of this Agreement nor performance by Pittsfield of the transactions contemplated hereby will: (1) conflict with or violate any provision of Pittsfield’s corporate charter or bylaws; or (2) conflict with, violate or result in a breach of any duty under any applicable constitution, law, judgment, regulation, or order of any governmental authority;

(G)	No approval, authorization, order or consent of, or declaration, registration or filing with any governmental authority is required for the valid execution, delivery and performance of this Agreement by Pittsfield, except for the filing of the FERC Notice; and

(H)	Pittsfield’s execution, delivery and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any agreement, lease, or instrument to which it is a party or by which it is bound as of the date hereof.

11. Miscellaneous.

11.1. No Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

11.2. Severability. In the event any provision of this Agreement that is not material shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other term or provision hereof.

11.3. Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended, modified or terminated except by a written instrument hereafter signed by all of the parties hereto.

Execution Copy

11.4. Sections and Section Headings. The headings of any of the sections and subsections are for reference only and shall not limit or control the meaning thereof.

11.5. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the Commonwealth of Massachusetts.

11.6 Binding Effect; Assignment. All terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Neither party shall have the right to assign this Agreement or any right, obligation or privilege hereunder without first obtaining the consent of the other party hereto; provided that: (i) Pittsfield shall have the right to assign its right to receive the Termination Payments, provided that any such assignee shall confirm in writing that it is taking such assignment subject to the terms of this Agreement; (ii) Pittsfield shall have the right to assign this Agreement at any time after the deadline for Cambridge to claim any PPA Refunds shall have expired and either: (a) Cambridge shall not have claimed any PPA Refunds, (b) Pittsfield shall have paid all PPA Refunds claimed by Cambridge or determined to be owed to Cambridge; or (c) Pittsfield shall have posted an irrevocable letter of credit in favor of Cambridge, and in form and substance reasonably acceptable to Cambridge, in the amount of any PPA Refunds claimed by Cambridge; and (iii) Cambridge shall have the right to assign this Agreement to a wholly-owned subsidiary of NSTAR that is a regulated utility with a credit rating on its senior unsecured non-credit enhanced long-term debt of “A” or better as determined by Standard & Poor’s.

11.7. Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered personally, mailed by certified mail, return receipt requested, postage prepaid, or sent by certified overnight courier (e.g., Federal Express) to the following addresses or to such other addresses as any party may specify by notice to the other party given pursuant hereto:

If to Pittsfield, to:

Pittsfield Generating Company, L.P.

c/o PE-Pittsfield, L.L.C.

1732 West Genesee Street

Syracuse, NY 13204

Attention: Donald W. Scholl

If to Cambridge, to:

Cambridge Electric Light Company

One NSTAR Way

Westwood, MA 02090

Attention: Ellen Angley, Vice President Energy Supply and Transmission

Execution Copy

Any notice hereunder shall be deemed given when received by the intended recipient.

11.8. Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective duly authorized officers as of the date and year first above written.

PITTSFIELD GENERATING COMPANY, L.P.

By:	PE-Pittsfield, LLC, its General Partner

/s/ Jack E. Wolf
Jack E. Wolf Vice-President

CAMBRIDGE ELECTRIC LIGHT COMPANY

By
Ellen K. Angley
Vice President Energy Supply and Transmission